Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Strong Earnings for the Third Quarter of 2013

•	Net earnings were $24.2 million for the third quarter of 2013, or $0.23 per diluted share.

•	Total loans and leases grew by $101.0 million for the quarter, or 3.02%.

•	Improved credit quality resulted in a $3.8 million reduction of the allowance for loan losses. The allowance for loan losses was $80.7 million at quarter-end, or 2.46% of total non-covered loans.

•	Noninterest bearing deposits totaled $2.54 billion, or 51.85% of total deposits.

Ontario, CA, October 23, 2013-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the third quarter of 2013.

CVB Financial Corp. reported net income of $24.2 million for the third quarter of 2013, compared with net income of $9.3 million for the third quarter of 2012. Diluted earnings per share were $0.23 for the third quarter of 2013, compared to $0.09 for the third quarter of 2012. Net income for the third quarter of 2013 included a $3.8 million loan loss provision recapture and $3.7 million in insurance reimbursements for previous years’ legal costs. By comparison, the third quarter of 2012 was negatively impacted by a pre-tax debt termination expense of $20.4 million. This was related to the redemption of $250.0 million of fixed rate borrowings from the Federal Home Loan Bank (“FHLB”).

As a result of improved credit quality and better economic conditions, the allowance for loan losses was reduced by $3.8 million for the third quarter of 2013. This compares with a $6.2 million reduction for the second quarter of 2013 and zero provision for loan losses for the previous eight fiscal quarters.

Chris Myers, President and CEO commented, “We achieved strong earnings for the third quarter and were particularly pleased with loan growth of roughly $100 million or 3%, quarter-over-quarter. Our new loan initiatives gained traction and our loan runoff moderated. Credit quality continued to show improvement allowing us to release an additional $3.8 million in loan loss reserves. In looking forward, we remain focused on organic expansion through the hiring and integration of banking teams. We will also seek to accelerate our growth through the acquisition of community banks in and adjacent to our existing geographic markets.”

Net income for the third quarter of 2013 produced a return on beginning equity of 12.79%, a return on average equity of 12.58%, and a return on average assets of 1.49%. The efficiency ratio for the third quarter of 2013 was 43.63%, compared to 46.85% for the second quarter of 2013.

Net income was $70.3 million for the nine months ended September 30, 2013. This represented an increase of $15.2 million, or 27.52%, when compared with net income of $55.1 million for the same period in 2012. The nine months ended September 30, 2012 included $20.4 million in pre-tax debt termination expense associated with the redemption of $250.0 million of fixed rate borrowings from the FHLB. Diluted earnings per share were $0.67 for the nine months ended September 30, 2013, compared to $0.53 for the same period in 2012. Net income for the nine months ended September 30, 2013 produced a return on beginning equity of 12.32%, a return on average equity of 12.16% and a return on average assets of 1.48%.

Total interest income and fees on loans for the third quarter of 2013 were $58.1 million, which included $2.9 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on covered loans acquired from San Joaquin Bank (“SJB”). This represented a $1.5 million increase when compared to total interest income and fees on loans of $56.6 million for the second quarter of 2013, which included $3.5 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on acquired loans. Total interest income and fees on loans of $58.1 million decreased $7.8 million, or 11.80%, from the year ago third quarter, which included $7.0 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on acquired loans.

Noninterest income was $5.0 million for the third quarter of 2013, compared with $7.7 million for the second quarter of 2013 and $2.6 million for the third quarter of 2012. The quarter-over-quarter decrease was primarily due to a $2.5 million net pre-tax gain on the sale of one OREO property in the second quarter of 2013.

Noninterest expense for the third quarter of 2013 was $25.7 million, a decrease of $2.5 million over the second quarter of 2013, and a decrease of $24.3 over the third quarter of 2012. The quarter-over-quarter decrease was primarily due to $3.7 million in insurance reimbursements for previous years’ legal costs. This was somewhat offset by a $1.3 million increase in salaries and employee benefits and a $500,000 provision for unfunded loan commitments.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for loan losses, totaled $54.0 million for the third quarter of 2013, compared to $52.6 million for the second quarter of 2013. Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.48% for the third quarter of 2013, compared to 3.46% for the second quarter of 2013, and 3.60% for the third quarter of 2012. Total average earning asset yields (excluding discount) were 3.75% for the third quarter of 2013, compared to 3.73% for the second quarter of 2013 and 3.99% for the third quarter of 2012. Total cost of funds of 0.29% for the third quarter of 2013 was unchanged from the second quarter of 2013, and decreased by14 basis points from 0.43% for the third quarter of 2012.

Income Taxes

Our effective tax rate for the three and nine months ended September 30, 2013 was 34.43% and 33.50%, respectively. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits. We benefited from $1.4 million of enterprise zone tax credits reflected during the first quarter of 2013.

Assets

The Company reported total assets of $6.56 billion at September 30, 2013. This represented an increase of $193.9 million, or 3.05%, from total assets of $6.36 billion at December 31, 2012. Earning assets of $6.18 billion at September 30, 2013 increased $140.2 million, or 2.32%, when compared with $6.04 billion at December 31, 2012. The increase in earning assets during the first nine months of 2013 was primarily due to a $167.7 million increase in investment securities, offset principally by a $17.2 million decrease in FHLB stock and a $7.4 million decrease in interest-earning balances due from the Federal Reserve.

Investment Securities

Investment securities of $2.62 billion at September 30, 2013 increased $167.7 million from $2.45 billion at December 31, 2012. As of September 30, 2013, we had a net pre-tax unrealized gain of $7.3 million on our overall securities portfolio.

MBS totaled $1.68 billion at September 30, 2013, compared to $1.46 billion at 2012 year-end. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a carrying value of $1.8 million as of September 30, 2013, has had $1.8 million in net other-than-temporary (“OTTI”) impairment loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the first nine months of 2013.

Our municipal securities, totaling $600.7 million, are located within 26 states, and approximately $25.3 million, or 4.2%, are located within the state of California. Our largest concentrations of holdings are in New Jersey at 13.9%, Michigan at 12.5% and Illinois at 10.5%. All municipal bond securities are performing.

In the third quarter of 2013, we pre-purchased MBS to take advantage of an increase in yields and utilized short-term borrowings to facilitate a portion of these purchases. During the third quarter of 2013, we purchased $307.5 million of MBS with an average yield of 2.44%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $7.2 million in municipal securities with an average tax-equivalent yield of 4.01%.

Loans

Total loans and leases, net of deferred fees and discount, of $3.44 billion at September 30, 2013 increased by $101.0 million, or 3.02%, from $3.34 billion at June 30, 2013. Quarter-over-quarter, non-covered loans increased by $111.5 million, and covered loans decreased by $10.5 million. The $111.5 million increase in non-covered loans was principally due to increases of $117.7 million in commercial real estate loans, $12.0 million in single family residential mortgages, and $4.4 million in dairy & livestock loans. This growth was partially offset by decreases of $14.6 million in commercial and industrial loans, $6.1 million in municipal lease finance receivables, and $1.9 million in agribusiness loans.

Deposits & Customer Repurchase Agreements

Deposits of $4.90 billion and customer repurchase agreements of $565.9 million totaled $5.46 billion at September 30, 2013. This represents an increase of $214.1 million, or 4.08%, when compared with total deposits and customer repurchase agreements of $5.25 billion at December 31, 2012.

Noninterest-bearing deposits were $2.54 billion at September 30, 2013, an increase of $117.5 million, or 4.85%, compared to $2.42 billion at December 31, 2012. At September 30, 2013, noninterest-bearing deposits were 51.85% of total deposits, compared to 50.71% at December 31, 2012.

Our average cost of total deposits was 0.10% for the three months ended September 30, 2013, compared to 0.12% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.12% for the three months ended September 30, 2013, compared to 0.13% for the same period last year.

FHLB Advances, Other Borrowings and Debentures

We had $199.1 million in FHLB advances at September 30, 2013, compared to $198.9 million at December 31, 2012.

At September 30, 2013, we had $42.5 million in short-term borrowings. These borrowings were used to facilitate a portion of our investment purchases made in the third quarter of 2013. We had $26.0 million in short-term borrowings at December 31, 2012.

At September 30, 2013, we had $25.8 million of junior subordinated debentures, compared to $67.0 million at December 31, 2012. On January 7, 2013, we redeemed $20.6 million, or 50%, of the outstanding capital and common securities issued by the Company’s trust subsidiary, CVB Statutory Trust II. On April 7, 2013, we redeemed the remaining $20.6 million of the outstanding capital and common securities issued by CVB Statutory Trust II. We took these actions to reduce funding costs.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for loan losses decreased to $80.7 million at September 30, 2013, compared to $85.5 million at June 30, 2013 and $92.4 million at December 31, 2012. The decrease for the third quarter was due to a $3.8 million reduction in the allowance for loan losses and $994,000 in net charge-offs. The allowance for loan losses was 2.46%, 2.70%, 2.89%, 2.84%, and 2.85% of total non-covered loans and leases outstanding at September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012, and September 30, 2012, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $49.5 million at September 30, 2013, or 1.51% of total loans. This compares to nonperforming loans of $53.4 million, or 1.68% of total loans, at June 30, 2013 and $58.0 million, or 1.78% of total loans, at December 31, 2012. The $49.5 million in nonperforming loans at September 30, 2013 are summarized as follows: $17.8 million in commercial real estate, $10.4 million in residential mortgages, $10.4 million in commercial construction, $7.0 million in dairy & livestock, $3.7 million in commercial and industrial, and $159,000 in other loans. The $3.9 million decrease in nonperforming loans quarter-over-quarter was principally due to a $1.3 million decrease in nonperforming commercial and industrial loans, a $1.0 million decrease in nonperforming residential mortgages, a $781,000 decrease in nonperforming commercial real estate loans, and a $682,000 decrease in nonperforming dairy & livestock loans.

At September 30, 2013, we had $6.5 million in OREO, a decrease of $8.3 million from $14.8 million at December 31, 2012. As of September 30, 2013, we had two OREO properties, compared to seven OREO properties at December 31, 2012. During the first nine months of 2013, we sold five properties with a carrying value of $7.8 million, realizing a net gain on sale of $2.7 million. There were no additions to OREO during the first nine months of 2013.

At September 30, 2013, we had loans delinquent 30 to 89 days of $1.7 million. This compares to $1.6 million at June 30, 2013 and $887,000 at December 31, 2012. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.05% at September 30, 2013, 0.05% at June 30, 2013 and 0.03% at December 31, 2012. All loans delinquent 90 days or more were categorized as nonperforming.

At September 30, 2013, we had $59.2 million in performing TDR loans, compared to $61.6 million in performing TDR loans at June 30, 2013 and $50.4 million in performing TDR loans at December 31, 2012. In terms of number of loans, we had 41 performing TDR loans at September 30, 2013, compared to 40 performing TDR loans at June 30, 2013 and 34 performing TDR loans at December 31, 2012.

Nonperforming assets, defined as non-covered nonaccrual loans and other real estate owned, totaled $56.0 million at September 30, 2013, $59.9 million at June 30, 2013, and $72.8 million at December 31, 2012.

Classified loans are loans that are graded “substandard” or worse. At September 30, 2013, classified loans totaled $264.1 million, compared to $304.4 million at June 30, 2013 and $314.0 million at December 31, 2012. The $40.3 million quarter-over-quarter reduction in classified loans was primarily due to decreases of $24.8 million in our classified commercial real estate portfolio, $10.0 million in our classified commercial and industrial portfolio, and $5.2 million in our classified dairy & livestock portfolio.

The overall improvement in credit quality and stronger economic factors resulted in a $3.8 million recapture of loan loss provision reflected in the operating results for the third quarter of 2013. We recaptured $6.2 million for the second quarter of 2013 and had zero provision for loan losses for the previous eight consecutive quarters.

As a result of a $45.9 million quarter-over-quarter increase in unfunded loan commitments, we increased our reserve for unfunded loan commitments by $500,000 for the third quarter of 2013.

San Joaquin Bank Asset Quality (Covered loans)

At September 30, 2013, we had $177.9 million of gross loans from SJB with a carrying value of $163.3 million, compared to $191.4 million of gross loans at June 30, 2013 with a carrying value of $173.8 million at June 30, 2013. We had $220.5 million of gross loans from SJB with a carrying value of $195.2 million at December 31, 2012. Of the gross loans, we had $20.8 million in nonperforming loans as of September 30, 2013, or 11.69%, compared to $27.9 million in nonperforming loans as of December 31, 2012, or 12.67%. We had two OREO properties totaling $906,000, compared to three properties totaling $961,000 at June 30, 2013 and three properties totaling $1.1 million at December 31, 2012. During the first nine months of 2013, there were three additions to OREO totaling $1.5 million. For the nine months ended September 30, 2013, we sold four OREO properties with a carrying value of $1.6 million, resulting in a net gain of $372,000; 80% of these net gains are shared with the FDIC.

CitizensTrust

CitizensTrust has approximately $2.23 billion in assets under management and administration, including $1.67 billion in assets under management, as of September 30, 2013. Revenues were $2.0 million for the third quarter of 2013 and $6.1 million for the nine months ended September 30, 2013, compared to $2.0 million and $6.3 million for the same periods in 2012. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.6 billion. Citizens Business Bank serves 41 cities with 39 Business Financial Centers, six Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, October 24, 2013 to discuss the Company’s third quarter 2013 financial results.

To listen to the conference call, please dial (888) 317-6016. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through November 4, 2013 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10034206.

The conference call will also be simultaneously webcast over the Internet; please visit the Company’s website at www.cbbank.com and click on the Our Investors tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately twelve months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on covered loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; supply and demand for real property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reform, taxes, banking capital levels, securities, employment, executive compensation, insurance and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rate or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats including loss of system functionality or theft or loss of Company or customer data; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local business conditions; fluctuations in the price of the Company’s stock; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard- setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30, 2013	December 31, 2012	September 30, 2012
Assets
Cash and due from banks	$127,728	$87,274	$99,881
Interest-earning balances due from Federal Reserve	3,714	11,157	148,304

Total cash and cash equivalents	131,442	98,431	248,185
Interest-earning balances due from depository institutions	70,000	70,000	70,000
Investment securities available-for-sale	2,617,307	2,449,387	2,257,507
Investment securities held-to-maturity	1,850	2,050	2,122
Investment in stock of Federal Home Loan Bank (FHLB)	39,420	56,651	62,428
Non-covered loans held-for-sale	—	—	996
Loans and lease finance receivables, excluding covered loans	3,281,352	3,252,313	3,227,405
Allowance for loan losses	(80,713)	(92,441)	(92,067)

Net loans and lease finance receivables	3,200,639	3,159,872	3,135,338

Covered loans and lease finance receivables, net	163,334	195,215	207,307
Premises and equipment, net	33,604	35,080	35,577
Intangibles	2,386	3,389	3,830
Goodwill	55,097	55,097	55,097
Bank owned life insurance	122,538	119,744	118,384
FDIC loss sharing asset	7,034	18,489	22,271
Other assets	112,632	99,959	102,299

TOTAL ASSETS	$6,557,283	$6,363,364	$6,321,341

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,538,461	$2,420,993	$2,324,401
Investment checking	345,317	323,159	302,071
Savings and money market demand	1,323,391	1,315,668	1,416,035
Time deposits	688,317	714,167	738,609

Total deposits	4,895,486	4,773,987	4,781,116
Customer repurchase agreements	565,883	473,244	448,788
FHLB advances	199,138	198,934	198,866
Other borrowings	42,482	26,000	—
Junior subordinated debentures	25,774	67,012	67,012
Payable for securities purchased	—	—	—
Other liabilities	60,298	61,217	71,352

Total liabilities	5,789,061	5,600,394	5,567,134

Stockholders’ Equity:
Stockholders’ equity	763,960	719,719	705,742
Accumulated other comprehensive income, net of tax	4,262	43,251	48,465

Total stockholders’ equity	768,222	762,970	754,207

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,557,283	$6,363,364	$6,321,341

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Assets:
Cash and due from banks	$105,404	$100,530	$103,280	$113,139
Interest-earning balances due from Federal Reserve	90,150	247,870	83,338	242,960

Total cash and cash equivalents	195,554	348,400	186,618	356,099
Interest-earning balances due from depository institutions	70,000	68,370	70,000	62,810
Investment securities available-for-sale	2,488,265	2,241,473	2,408,690	2,278,257
Investment securities held-to-maturity	1,860	2,113	1,918	2,201
Investment in stock of Federal Home Loan Bank (FHLB)	42,507	64,084	49,004	67,911
Non-covered loans held-for-sale	—	1,145	25	1,626
Covered loans held-for-sale	—	—	—	3,057
Loans and lease finance receivables, excluding covered loans	3,217,079	3,220,469	3,189,906	3,194,408
Allowance for loan losses	(85,541)	(91,736)	(89,846)	(92,658)

Net loans and lease finance receivables	3,131,538	3,128,733	3,100,060	3,101,750

Covered loans and lease finance receivables, net	166,315	208,727	173,261	229,067
Premises and equipment, net	34,062	36,215	34,650	35,991
Intangibles	2,469	4,038	2,775	4,506
Goodwill	55,097	55,097	55,097	55,097
Bank owned life insurance	122,262	117,935	121,011	117,194
FDIC loss sharing asset	9,797	35,350	13,477	47,867
Other assets	131,747	142,820	140,341	145,586

TOTAL ASSETS	$6,451,473	$6,454,500	$6,356,927	$6,509,019

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,483,421	$2,257,941	$2,398,378	$2,167,497
Interest-bearing	2,352,291	2,455,365	2,337,788	2,508,264

Total deposits	4,835,712	4,713,306	4,736,166	4,675,761
Customer repurchase agreements	534,395	468,259	526,370	497,607
FHLB advances	199,112	356,449	199,045	417,751
Other borrowings	13,751	—	14,278	11
Junior subordinated debentures	25,774	83,821	33,071	98,968
Payable for securities purchased	28,199	11,626	16,083	14,778
Other liabilities	50,225	63,470	58,975	59,627

Total liabilities	5,687,168	5,696,931	5,583,988	5,764,503

Stockholders’ equity:
Stockholders’ equity	760,285	713,932	745,947	702,326
Accumulated other comprehensive income, net of tax	4,020	43,637	26,992	42,190

Total stockholders’ equity	764,305	757,569	772,939	744,516

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,451,473	$6,454,500	$6,356,927	$6,509,019

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income:
Loans and leases, including fees	$41,706	$45,559	$124,879	$139,289
Accretion on acquired loans	2,947	7,045	10,796	19,258

Total loans and leases, including fees	44,653	52,604	135,675	158,547
Investment securities:
Taxable	7,102	7,246	19,280	25,202
Tax-advantaged	5,517	5,640	16,569	17,221

Total investment income	12,619	12,886	35,849	42,423
Dividends from FHLB stock	622	79	1,432	263
Federal funds sold and interest-earning CDs	180	276	524	856

Total interest income	58,074	65,845	173,480	202,089
Interest expense:
Deposits	1,228	1,398	3,627	4,605
Borrowings and junior subordinated debentures	2,873	4,703	8,696	16,178

Total interest expense	4,101	6,101	12,323	20,783

Net interest income before provision for loan losses	53,973	59,744	161,157	181,306
Provision for loan losses	(3,750)	—	(9,950)	—

Net interest income after provision for loan losses	57,723	59,744	171,107	181,306
Noninterest income:
Service charges on deposit accounts	4,011	4,040	11,982	12,232
Trust and investment services	2,021	2,037	6,098	6,264
Gain on sale of investment securities, net	—	—	2,094	—
Decrease in FDIC loss sharing asset, net	(3,248)	(7,059)	(10,715)	(19,339)
(Loss)/gain on OREO	(3)	524	3,129	1,458
Other	2,176	3,084	6,809	9,559

Total noninterest income	4,957	2,626	19,397	10,174

Noninterest expense:
Salaries and employee benefits	18,389	17,489	52,777	50,856
Occupancy and equipment	3,641	4,010	10,888	11,582
Professional services	1,316	1,570	4,299	5,666
Amortization of intangible assets	127	449	1,002	1,717
Provision for unfunded commitments	500	—	500	—
Debt termination	—	20,379	—	20,379
OREO expense	21	405	384	1,458
Insurance reimbursements	(4,139)	(48)	(4,139)	(451)
Other	5,859	5,766	19,049	17,974

Total noninterest expense	25,714	50,020	84,760	109,181

Earnings before income taxes	36,966	12,350	105,744	82,299
Income taxes	12,727	3,093	35,424	27,155

Net earnings	$24,239	$9,257	$70,320	$55,144

Basic earnings per common share	$0.23	$0.09	$0.67	$0.53

Diluted earnings per common share	$0.23	$0.09	$0.67	$0.53

Dividends declared per common share	$0.10	$0.085	$0.285	$0.255

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income—(tax-effected) (te)	$60,093	$67,973	$179,555	$208,550
Interest expense	4,101	6,101	12,323	20,783

Net interest income—(te)	$55,992	$61,872	$167,232	$187,767

Return on average assets, annualized	1.49%	0.57%	1.48%	1.13%
Return on average equity, annualized	12.58%	4.86%	12.16%	9.89%
Efficiency ratio [1]	43.63%	80.20%	46.94%	57.02%
Efficiency ratio excluding debt termination [1] [2]	43.63%	47.52%	46.94%	46.38%
Noninterest expense to average assets, annualized	1.58%	3.08%	1.78%	2.24%
Noninterest expense to average assets, excluding debt termination [2]	1.58%	1.83%	1.78%	1.82%
Yield on average earning assets (te)	3.95%	4.48%	4.03%	4.59%
Yield on average earning assets (te) excluding discount	3.75%	3.99%	3.77%	4.13%
Cost of deposits	0.10%	0.12%	0.10%	0.13%
Cost of deposits and customer repurchase agreements	0.12%	0.13%	0.12%	0.15%
Cost of funds	0.29%	0.43%	0.30%	0.48%
Net interest margin (te)	3.68%	4.08%	3.75%	4.14%
Net interest margin (te) excluding discount	3.48%	3.60%	3.49%	3.69%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	104,765,645	104,456,267	104,657,144	104,379,558
Diluted	105,217,269	104,775,607	104,987,120	104,638,706
Dividends declared	$10,511	$8,909	$29,925	$26,725
Dividend payout ratio [3]	43.36%	96.24%	42.56%	48.46%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding-EOP	105,209,875	104,813,389
Book value per share	$7.30	$7.20
Tangible book value per share	$6.76	$6.63

	September 30,
(Non-covered loans)	2013	2012
Nonperforming assets:
Nonaccrual loans	$21,439	$32,889
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	28,045	33,099
Other real estate owned (OREO), net	6,524	10,473

Total nonperforming assets	$56,008	$76,461

Troubled debt restructured performing loans	$59,195	$51,613

Percentage of nonperforming assets to total loans outstanding and OREO	1.70%	2.36%
Percentage of nonperforming assets to total assets	0.85%	1.21%
Allowance for loan losses to nonperforming assets	144.11%	120.41%
Net charge-offs to average loans	0.06%	0.06%
Allowance for loan losses:
Beginning balance	$92,441	$93,964
Total loans charged-off	(2,699)	(4,844)
Total recoveries on loans previously charged-off	921	2,947

Net loans charged-off	(1,778)	(1,897)
(Recapture of) provision for loan losses	(9,950)	—

Allowance for loan losses at end of period	$80,713	$92,067

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2013		2012		2011
Quarter End	High	Low	High	Low	High	Low
March 31,	$12.30	$10.42	$11.97	$9.99	$9.32	$7.83
June 30,	$11.99	$10.29	$11.92	$10.16	$9.94	$8.18
September 30,	$13.77	$11.65	$12.95	$11.35	$10.00	$7.41
December 31,			$12.17	$9.43	$10.27	$7.28

Quarterly Consolidated Statements of Earnings

	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Interest income
Loans, including fees	$44,653	$44,975	$46,047	$47,206	$52,604
Investment securities and other	13,421	11,618	12,766	12,927	13,241

Total interest income	58,074	56,593	58,813	60,133	65,845
Interest expense
Deposits	1,228	1,158	1,241	1,306	1,398
Other borrowings	2,873	2,840	2,983	3,183	4,703

Total interest expense	4,101	3,998	4,224	4,489	6,101
Net interest income before provision for loan losses	53,973	52,595	54,589	55,644	59,744
Provision for loan losses	(3,750)	(6,200)	—	—	—

Net interest income after provision for loan losses	57,723	58,795	54,589	55,644	59,744
Noninterest income	4,957	7,695	6,745	5,729	2,626
Noninterest expense	25,714	28,248	30,798	28,979	29,641
Debt termination	—	—	—	—	20,379

Earnings before income taxes	36,966	38,242	30,536	32,394	12,350
Income taxes	12,727	13,776	8,921	10,258	3,093

Net earnings	$24,239	$24,466	$21,615	$22,136	$9,257

Basic earning per common share	$0.23	$0.23	$0.21	$0.21	$0.09
Diluted earnings per common share	$0.23	$0.23	$0.21	$0.21	$0.09
Dividends declared per common share	$0.100	$0.100	$0.085	$0.085	$0.085
Dividends declared	$10,511	$10,502	$8,912	$8,917	$8,909

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
Commercial and industrial	$531,391	$549,776	$558,255	$573,571	$554,000
Real estate:
Commercial real estate	2,273,704	2,163,034	2,156,267	2,169,535	2,206,339
Construction	48,309	47,372	56,764	61,300	72,485
SFR mortgage	192,457	180,438	163,343	160,703	159,730
Dairy & livestock and agribusiness	265,297	264,663	289,742	342,311	300,630
Municipal lease finance receivables	99,188	105,246	109,727	105,767	109,005
Consumer and other loans	57,988	58,811	62,505	66,610	67,450

Gross loans	3,468,334	3,369,340	3,396,603	3,479,797	3,469,639
Less:
Purchase accounting discount	(14,529)	(17,526)	(20,908)	(25,344)	(28,590)
Deferred loan fees, net	(9,119)	(8,156)	(7,487)	(6,925)	(6,337)
Allowance for loan losses	(80,713)	(85,457)	(92,218)	(92,441)	(92,067)

Net loans	$3,363,973	$3,258,201	$3,275,990	$3,355,087	$3,342,645

Non-covered loans, net	$3,200,639	$3,084,358	$3,097,296	$3,159,872	$3,135,338
Covered loans, net	163,334	173,843	178,694	195,215	207,307

Net loans	$3,363,973	$3,258,201	$3,275,990	$3,355,087	$3,342,645

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

(Non-Covered Loans)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Nonperforming loans:
Commercial and industrial	$3,734	$5,012	$3,387	$3,136	$3,896
Real estate:
Commercial real estate	17,829	18,610	19,964	21,039	21,354
Construction	10,368	10,494	10,620	10,663	17,708
SFR mortgage	10,421	11,423	11,561	13,102	12,321
Dairy & livestock and agribusiness	6,973	7,655	9,371	9,842	10,345
Consumer and other loans	159	157	226	215	364

Total	$49,484	$53,351	$55,129	$57,997	$65,988
% of Total gross loans	1.51%	1.68%	1.73%	1.78%	2.04%

Past due 30-89 days:
Commercial and industrial	$417	$373	$2,026	$690	$286
Real estate:
Commercial real estate	1,015	1,251	1,820	—	298
Construction	—	—	—	—	—
SFR mortgage	—	—	824	107	650
Dairy & livestock and agribusiness	—	—	—	—	170
Consumer and other loans	255	8	63	90	285

Total	$1,687	$1,632	$4,733	$887	$1,689
% of Total gross loans	0.05%	0.05%	0.15%	0.03%	0.05%

OREO
Commercial and industrial	$—	$—	$—	$—	$203
Real estate:
Commercial real estate	—	—	828	2,319	3,153
Construction	6,524	6,524	12,513	12,513	7,117
SFR mortgage	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total	$6,524	$6,524	$13,341	$14,832	$10,473

Total nonperforming, past due, and OREO	$57,695	$61,507	$73,203	$73,716	$78,150

% of Total gross loans	1.76%	1.94%	2.30%	2.27%	2.42%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended September 30, 2013, and 2012 include a yield adjustment of $2.9 million, and $7.0 million, respectively. Net interest income for the nine months ended September 30, 2013, and 2012 include a yield adjustment of $10.8 million, and $19.3 million, respectively. These yield adjustments relate to discount accretion on covered loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended September 30,
(Dollars in thousands)	2013			2012
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,076,176	$60,093	3.95%	$6,054,251	$67,973	4.48%
Discount on acquired loans	16,798	(2,947)		35,248	(7,045)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,092,974	$57,146	3.75%	$6,089,499	$60,928	3.99%

Net interest income and net interest margin (te)		$55,992	3.68%		$61,872	4.08%

Yield adjustment to interest income from discount accretion		(2,947)			(7,045)

Net interest income and net interest margin (te), excluding yield adjustment		$53,045	3.48%		$54,827	3.60%

	Nine Months Ended September 30,
(Dollars in thousands)	2013			2012
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$5,976,142	$179,555	4.03%	$6,082,297	$208,550	4.59%
Discount on acquired loans	20,269	(10,796)		42,425	(19,258)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$5,996,411	$168,759	3.77%	$6,124,722	$189,292	4.13%

Net interest income and net interest margin (te)		$167,232	3.75%		$187,767	4.14%

Yield adjustment to interest income from discount accretion		(10,796)			(19,258)

Net interest income and net interest margin (te), excluding yield adjustment		$156,436	3.49%		$168,509	3.69%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2013.

September 30, 2013
(Dollars in thousands)
Stockholders’ equity	$768,222
Less: Goodwill	(55,097)
Less: Intangible assets	(2,386)

Tangible book value	$710,739
Common shares issued and outstanding	105,209,875

Tangible book value per share	$6.76

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the three and nine months ended September 30, 2012, includes debt termination expense of $20.4 million. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense, provides additional clarity to the users of financial statements regarding core financial performance. The Company did not incur debt termination expense during the three and nine month periods ended September 30, 2013.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands)
Net interest income	$53,973	$59,744	$161,157	$181,306
Noninterest income	4,957	2,626	19,397	10,174
Noninterest expense	25,714	50,020	84,760	109,181
Less: debt termination expense	—	(20,379)	—	(20,379)

Adjusted noninterest expense	$25,714	$29,641	$84,760	$88,802

Efficiency ratio	43.63%	80.20%	46.94%	57.02%
Adjusted efficiency ratio	43.63%	47.52%	46.94%	46.38%

Adjusted noninterest expense	$25,714	$29,641	$84,760	$88,802
Average assets	6,451,473	6,454,500	6,356,927	6,509,019
Adjusted noninterest expense to average assets [1]	1.58%	1.83%	1.78%	1.82%

[1]	Annualized